NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, November 1, 2022

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2022 RESULTS

Highlights:
•Q3 2022 consolidated revenues of $840.1 million increased 12.3% over Q3 2021 primarily due to increased lift truck prices and parts volumes across all geographic segments
•Q3 2022 consolidated operating loss of $24.9 million improved by nearly $30 million versus Q3 2021, which included $24.8 million of non-cash charges at Nuvera
•Q3 2022 Lift Truck consolidated operating results improved versus prior year and were ahead of Company expectations, despite $10.8 million of unfavorable currency effects
•Q3 2022 net debt reduction of $28.6 million compared with Q2 2022
•The Lift Truck business expects a return to profitability in Q4 2022 driven by higher margins as the Company continues to work through its extended backlog
•Q3 2022 average sales price/unit of backlog increased 38% over Q3 2021, 8.5% over Q2 2022 despite fewer higher-priced bookings

    Cleveland, Ohio, November 1, 2022 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced the following consolidated results for the three months ended September 30, 2022:

	Three Months Ended
($ in millions except per share amounts)	9/30/22	9/30/21	Chg. '22 vs '21 Fav (Unfav)
Revenues	$840.1	$748.2	$91.9
Operating Loss	$(24.9)	$(54.3)	$29.4
Net Loss	$(37.3)	$(77.2)	$39.9
Earnings (Loss) per share	$(2.20)	$(4.59)	$2.39
The three months ended 2021 net loss included a $38.4 million charge to establish a valuation allowance on certain deferred assets.

Lift Truck Business Results
    Revenues and shipments by geographic segment were as follows:

($ in millions)	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)
Revenues	$796.2	$703.8	$92.4
Americas(1)	$571.3	$494.3	$77.0
EMEA(1)	$159.4	$153.4	$6.0
JAPIC(1)	$65.5	$56.1	$9.4
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)
Unit Shipments	24,500	23,200	1,300
Americas	13,900	13,700	200
EMEA	7,100	6,200	900
JAPIC	3,500	3,300	200

Third-quarter 2022 lift truck revenues increased by 13.1% versus the prior year while unit shipments grew by 5.6% over the same period. Revenue growth outpaced shipment growth as price increases put in place to combat inflation were realized in all regions and parts volumes increased at a faster pace. These revenue improvements were partially offset by unfavorable currency movements, particularly in EMEA, due to a strengthening U.S. dollar.
Third-quarter unit shipments increased in each geographic segment versus the prior year, mainly due to moderating component shortages and fewer supply chain constraints. Despite reduced supply challenges, certain critical components remain difficult to source and those shortages negatively affected third-quarter 2022 production rates and prevented further increases in shipments. Conversely, shipments in the third quarter of 2022 declined versus the second quarter of 2022, particularly in EMEA, largely due to normal third-quarter seasonal plant shutdowns.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)
Gross Profit	$74.6	$66.9	$7.7
Americas	$60.2	$44.5	$15.7
EMEA	$8.3	$18.5	$(10.2)
JAPIC	$6.1	$3.9	$2.2
Operating Profit (Loss)	$(15.2)	$(21.3)	$6.1
Americas	$0.9	$(16.9)	$17.8
EMEA	$(13.2)	$(0.9)	$(12.3)
JAPIC	$(2.9)	$(3.5)	$0.6

Operating results improved by 28.6% year-over-year, exceeding the Company's expectations, driven primarily by price increases of $81.7 million, partly offset by material and freight cost increases of $52.4 million, as well as higher unit and parts volumes. Results improved despite a $16.0 million increase in manufacturing costs due to production inefficiencies caused by component shortages and $10.8 million of unfavorable currency movements, including derivative contracts. The Company continues to make steady progress producing and working through the lower-margin products in its backlog as component availability improves. These backlog units were generally priced in prior years and create a temporary drag on margins since these units do not reflect the benefits of higher prices implemented after these units were booked.
Geographically, in the Americas, higher lift truck pricing more than offset the combination of material cost inflation and substantial manufacturing inefficiencies related to ongoing component shortages. Despite higher prices, EMEA operating results declined from third-quarter 2021 levels due to decreased margins resulting from recently elevated costs, including the effect of mounting energy prices due to the Russia/Ukraine conflict. Unfavorable currency movements partly offset the improved Americas’ operating results and contributed to EMEA’s decreased results.
While gross profit overall increased, operating results in the third quarter of 2022 declined versus the second quarter of 2022, as anticipated, mainly due to normal third-quarter seasonal plant shutdowns in EMEA and the Americas, which more than offset the improvement in JAPIC.

Bolzoni Results

($ in millions)	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)
Revenues	$82.2	$90.0	$(7.8)
Gross Profit	$13.7	$15.2	$(1.5)
Operating Profit (Loss)	$(1.3)	—	$(1.3)

Bolzoni's 2022 third-quarter operating results decreased from the prior year. Benefits from price increases and a favorable sales shift toward higher-priced, higher-margin products were not enough to offset the effect of lower sales volumes from reduced customer demand, particularly for legacy components used by the Lift Truck Business. Higher manufacturing costs from supply-chain induced inefficiencies and unfavorable currency movements of $1.4 million also contributed to the decline.

Nuvera Results

($ in millions)	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)
Revenues	$1.2	$0.2	$1.0
Gross Profit (Loss)	$(2.0)	$(16.5)	$14.5
Operating Loss	$(9.0)	$(32.5)	$23.5

Nuvera's third-quarter 2022 revenues increased primarily as a result of after-market component sales to the Lift Truck Business, as well as sales of fuel cell engines to the Lift Truck Business for demonstration.
Nuvera's third-quarter 2022 operating loss decreased compared to a 2021 third quarter that included $24.8 million of non-cash charges related to inventory and fixed asset valuation adjustments. Excluding the prior-year charges, the operating loss increased due to a non-recurring warranty benefit in the third quarter of 2021. Additionally, product development costs to support Nuvera's current 45kW and 60kW and future 125kW engines increased in 2022, as did expenses for expanding its sales pipeline through engine application demonstration projects.

Balance Sheet and Liquidity
The Company reduced its net debt by nearly $30 million in the third quarter 2022 compared with June 30, 2022. This improvement was driven by an 8.7% reduction in working capital, largely from decreases in accounts receivable and inventory as part of the ongoing efforts to improve working capital efficiency.
At September 30, 2022, the Company's cash on hand was $68.6 million and debt was $545.0 million compared with cash on hand of $75.6 million and debt of $580.6 million at June 30, 2022. The 6.1% decrease in debt outstanding was the result of fewer outstanding borrowings on the Company's revolving credit facility. The Company generated cash flow before financing of $7.1 million for the nine months ended September 30, 2022.
The Company had unused borrowing capacity of approximately $191 million under the Company's revolving credit facilities as of September 30, 2022, compared with $156 million on June 30, 2022.

Perspectives
Market Commentary
The global economic outlook remains constrained due to several factors, including aggressive central bank actions designed to control inflation as well as the effects of COVID lockdowns in China and the ongoing Russia/Ukraine conflict. The latter, combined with forecasted oil production declines, have driven energy prices higher and lowered economic activity, particularly in Europe. The latest publicly available lift truck market data showed a 2022 second quarter global decline versus a robust 2021 second quarter period as decreases in China and EMEA were partly offset by growth in the Americas. Internal company estimates indicated a global lift truck market decline in the third quarter of 2022 across all geographic regions, compared with both the prior year quarter and 2022's second quarter.
Looking ahead, the global lift truck market is expected to decrease further in the fourth quarter 2022 and full-year 2023 compared with the respective prior year periods. However, global market unit volumes in 2023 are expected to remain relatively strong and above pre-pandemic levels, despite an increasing possibility of a global or regional recession.
After several years of extraordinary lift truck market growth that stretched supplier capacity to, and in some cases beyond, its limits, a market slowdown could allow the lift truck component supply base to meet the Company's requirements more effectively.

Operational Perspectives - Lift Truck Business
Lift truck unit bookings and backlog were as follows:

($ in millions, except Avg. sales price	Q3 2022	Q3 2021	Chg. '22 vs '21 Fav (Unfav)	Q2 2022	Q3 '22 vs Q2 '22 Fav (Unfav)
Unit Bookings	20,700	37,100	(16,400)	23,200	(2,500)
Unit Bookings $ Value	$680	$910	$(230)	$760	$(80)
Average Sales Price/Unit booked	$32,850	$24,528	$8,322	$32,758	$92
Unit Backlog**	108,200	98,800	9,400	112,000	(3,800)
Unit Backlog $ Value**	$3,700	$2,450	$1,250	$3,530	$170
Average Sales Price/Unit of backlog	$34,196	$24,798	$9,398	$31,518	$2,678
**September 30, 2022 and June 30, 2022 Unit Backlogs were reduced by 2,600 units and 2,700 units, respectively, and Unit Backlog $ Values have been reduced by $40 million and $45 million, respectively, due to suspended orders from Russian dealers for which the Company currently has no defined fulfillment plans.

The ongoing market decline and the Company's focus on booking orders with a strong margin profile resulted in a significant decrease in lift truck bookings from robust prior-year levels and a sequential decline from the 2022 second quarter. Looking forward, bookings levels are expected to decrease year-over-year in the fourth quarter 2022 and full-year 2023 due to the market outlook and the Company’s continued focus on booking higher-margin orders. These anticipated decreases combined with planned production levels should help the Company bring its backlog to more competitive levels over the course of 2023.
Backlog levels have trended down modestly over the past two quarters as bookings have declined, but lead times are still extended. Incoming order selectivity has resulted in higher average prices and margins for both unit bookings and backlog. As the Company moves through its backlog in the fourth quarter of 2022 and in 2023, lower-margin units, priced in prior years, will have been shipped and the majority of 2023 shipments will be produced from the currently existing higher-margin backlog. As a result, average unit margins are expected to continue to improve. The Company believes that its current significant backlog level, including expected built-in margin increases over time, and anticipated continued selective bookings at higher margins will lead to improvements in operating profit in 2023. In addition, the Company's extended backlog is expected to help mitigate the strain on the business in a recessionary environment.
The Company expects fourth-quarter 2022 production and shipment volumes to increase over the third quarter 2022 as a result of gradually diminishing supply chain bottlenecks and the substantial backlog level. Full-year 2023 production and shipment volumes are expected to increase versus 2022 given the current substantial backlog and as additional supply chain improvements are anticipated to be achieved, further reducing lead times. New bookings, consistent with the market outlook, are expected to have sound margins when those trucks are produced in late 2023 and 2024, particularly in the context of more competitive lead times as backlogs are reduced.
The Company continues to experience cost increases, particularly in EMEA, in part due to higher energy costs as a result of the ongoing Russia/Ukraine conflict. In contrast, Americas and JAPIC cost increases have slowed significantly. Forward economic indicators suggest moderate cost inflation trends in 2023, absent any additional effects from the Russia/Ukraine conflict or COVID-related global supply chain constraints. Due to the substantial inflationary pressure over the past 18 months, the Lift Truck business implemented several price increases. Generally, these price increases are expected to more than fully offset inflationary pressures in 2022 and 2023, and are expected to provide higher margins for trucks which will be produced in upcoming quarters.
As a result of the above factors, and the expected ongoing benefits from cost-savings initiatives, the Lift Truck business expects to generate operating profit in the 2022 fourth quarter. Further improvements are anticipated in 2023 as production volumes are expected to increase and margins are expected to rise due to an improving price to cost ratio. The Company's strategic programs are also expected to further enhance margins as they mature, including the further expansion of its modular and scalable product families. Therefore, the Lift Truck business expects to generate a substantial operating profit in 2023. These assumptions, however, are highly sensitive to the effect of various market forces, particularly those that impact global supply chains.

Strategic Perspectives - Lift Truck
From a broader perspective, the Lift Truck Business has three core strategies that are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance as it emerges from the current period of mismatched costs and pricing: (1) provide the lowest cost of ownership while enhancing customer productivity, with a primary focus on new modular and scalable product projects and projects geared toward electrification of trucks, automation product options and providing telemetry and operator assist systems, (2) be the leader in the delivery of industry- and customer-focused solutions, focused primarily on transforming the Company's sales approach to be industry focused to meet customers' needs, and (3) be the leader in independent distribution, focused on dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally. The Company continues to make progress on its high-priority projects. Notably, early in the fourth quarter of 2022, the Company announced that its first hydrogen fuel cell powered container handler, powered by Nuvera® fuel cell engines, began its testing pilot in the Port of Los Angeles.

Operational and Strategic Perspectives - Bolzoni
In the fourth quarter of 2022, Bolzoni expects to return to profitability based on projected sales volume increases over the third quarter due to moderating component shortages and improved manufacturing efficiencies. Benefits are also expected from lower material cost inflation and ongoing strict cost controls. Over the course of 2023, Bolzoni expects component shortages to continue to moderate and increasing prices to help offset higher costs, resulting in increased margins over time and higher operating profit in 2023 versus 2022.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" approach and increasing its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe based on an industry-specific approach.

Operational and Strategic Perspectives - Nuvera
Nuvera continues to focus on applying its strategy of placing 45kW and 60kW fuel cell engines in niche, heavy-duty vehicle applications with expected significant fuel cell adoption potential. Over the first nine months of 2022, Nuvera has announced several projects with various third parties who are testing, or planning to test, Nuvera® engines in heavy-duty applications, including the Port of Los Angeles and European ports. Nuvera is also developing a new 125kW fuel cell engine for heavier-duty applications.
During the fourth quarter of 2022 and in 2023, Nuvera expects continued focus on ramping up demonstrations, quotes and bookings of these products. The Company expects moderately reduced losses at Nuvera in the fourth quarter of 2022. In 2023, Nuvera expects higher sales with moderately higher costs, resulting in comparable losses to 2022.

Consolidated Outlook
On a consolidated basis, the Company continues to project a modest operating profit and income before tax in the fourth quarter of 2022. However, the Company expects a modest net loss in the fourth quarter due to tax expense on profits in areas where a valuation allowance is not currently provided. In future periods, tax benefits currently offset by valuation allowances are expected to be recognized.
The Company's ongoing efforts to build out its layers of lower-priced, lower-margin backlog in the remainder of 2022 and early 2023 are expected to lead to improving margins and a return to solid operating profit and net income for the 2023 full year. These expectations are based on the Company's continuing ability to manage component shortages at planned production levels and reasonable stabilization of material and freight costs.
The Company is laser-focused on its cash flows, with detailed action plans to improve future results. These actions include tightly managing capital expenditures, operating expenses and production plans to maintain adequate liquidity levels. Capital expenditures are expected to be approximately $35 million for full-year 2022. The Company expects to continue its disciplined approach to cash outflows, including some delays in the timing of certain strategic program investments. These capital expenditures and investments will be made over time to support profitable growth. Working capital continues to be an area of intense focus for the Company. Inventory levels remain above normal levels due to production delays created by parts shortages. Reducing inventory levels in the fourth quarter of 2022 and in the first half of 2023 by focusing on the use of current inventory coupled with limited inventory purchases to build trucks, remains a top priority. As a result of these cash conserving actions, the Company expects solid cash flow before financing activities for the full-year 2022 compared with a significant use of cash in 2021.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, November 2, 2022 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?show=5d333ac1&confId=41878 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through November 9, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding strategic initiatives can also be found in the Company's Q3 2022 Investor Deck that will be made available on the Company's website.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. Adjusted EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines Adjusted EBITDA as income (loss) before goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) any preventive or protective actions taken by governmental authorities related to the COVID-19 pandemic, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (5) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (6) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (7) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (8) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) impairment charges or charges due to valuation allowances, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (11) the successful commercialization of Nuvera's technology, (12) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) customer acceptance of, changes in the costs of, or delays in the development of new products, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) the ability to attract, retain, and replace workforce and administrative employees.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
	(In millions, except per share data)

Revenues	$840.1	$748.2	$2,563.1	$2,246.0
Cost of sales	753.2	683.1	2,275.9	1,946.1
Gross Profit	86.9	65.1	287.2	299.9
Selling, general and administrative expenses	111.8	119.4	346.1	345.2
Operating Loss	(24.9)	(54.3)	(58.9)	(45.3)
Other (income) expense
Interest expense	7.7	4.1	18.9	10.7
Income from unconsolidated affiliates	(2.6)	(2.6)	(9.6)	(8.2)
Other, net	2.4	0.5	7.3	0.1
Loss before Income Taxes	(32.4)	(56.3)	(75.5)	(47.9)
Income tax expense	4.2	20.5	4.0	20.5
Net income attributable to noncontrolling interests	(0.1)	(0.4)	(1.6)	(1.3)
Net income attributable to redeemable noncontrolling interests	(0.3)	—	(0.3)	—
Accrued dividend to redeemable noncontrolling interests	(0.3)	—	(0.3)	—
Net Loss Attributable to Stockholders	$(37.3)	$(77.2)	$(81.7)	$(69.7)

Basic and Diluted Loss per Share	$(2.20)	$(4.59)	$(4.84)	$(4.15)

Basic Weighted Average Shares Outstanding	16.920	16.820	16.890	16.815
Diluted Weighted Average Shares Outstanding	16.920	16.820	16.890	16.815

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	12/31/2021	3/31/2022	6/30/2022	9/30/2022	LTM 9/30/2022
	(In millions)
Net Loss Attributable to Stockholders	$(103.3)	$(25.0)	$(19.4)	$(37.3)	$(185.0)
Impairment charges	55.6	—	—	—	55.6
Noncontrolling interest income (loss) and dividends	(11.5)	0.8	0.7	0.7	(9.3)
Income tax expense (benefit)	7.8	2.9	(3.1)	4.2	11.8
Interest expense	4.8	5.1	6.1	7.7	23.7
Interest income	(0.3)	(0.2)	(0.2)	(0.4)	(1.1)
Depreciation and amortization expense	11.5	11.1	11.0	10.9	44.5
Adjusted EBITDA*	$(35.4)	$(5.3)	$(4.9)	$(14.2)	$(59.8)

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income (loss) before impairment charges, income taxes and noncontrolling interest income (loss) and dividends plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
	(In millions)
Revenues
Americas	$571.3	$494.3	$1,725.6	$1,433.1
EMEA	159.4	153.4	513.9	499.2
JAPIC	65.5	56.1	182.1	181.6
Lift Truck Business	$796.2	$703.8	$2,421.6	$2,113.9
Bolzoni	82.2	90.0	263.7	254.3
Nuvera	1.2	0.2	2.1	0.5
Eliminations	(39.5)	(45.8)	(124.3)	(122.7)
Total	$840.1	$748.2	$2,563.1	$2,246.0

Gross profit (loss)
Americas	$60.2	$44.5	$193.3	$190.2
EMEA	8.3	18.5	34.0	68.6
JAPIC	6.1	3.9	14.5	16.7
Lift Truck Business	$74.6	$66.9	$241.8	$275.5
Bolzoni	13.7	15.2	51.4	47.4
Nuvera	(2.0)	(16.5)	(5.5)	(22.3)
Eliminations	0.6	(0.5)	(0.5)	(0.7)
Total	$86.9	$65.1	$287.2	$299.9

Operating profit (loss)
Americas	$0.9	$(16.9)	$8.4	$11.3
EMEA	(13.2)	(0.9)	(35.4)	2.9
JAPIC	(2.9)	(3.5)	(10.6)	(7.9)
Lift Truck Business	$(15.2)	$(21.3)	$(37.6)	$6.3
Bolzoni	(1.3)	—	4.2	0.4
Nuvera	(9.0)	(32.5)	(25.0)	(51.3)
Eliminations	0.6	(0.5)	(0.5)	(0.7)
Total	$(24.9)	$(54.3)	$(58.9)	$(45.3)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
		Nine Months Ended
		September 30
		2022	2021
		(In millions)
Net cash provided by (used for) operating activities		$34.3	$(191.8)
Net cash used for investing activities		(27.2)	(10.1)
Cash Flow Before Financing Activities		$7.1	$(201.9)

	September 30, 2022	June 30, 2022	December 31, 2021
	(In millions)
Debt	$545.0	$580.6	$518.5
Cash	68.6	75.6	65.5
Net Debt	$476.4	$505.0	$453.0

	September 30, 2022	June 30, 2022	December 31, 2021
	(In millions)
Accounts Receivable	$460.1	$531.2	$457.4
Inventory	779.0	790.2	781.0
Accounts Payable	552.9	569.5	541.4
Working Capital	$686.2	$751.9	$697.0